Exhibit 5.1

April 25, 2018

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to Resolute Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $75 million of the Company’s 8.50% Senior Notes due 2020 (the “New Notes”) to be offered in exchange for its outstanding unregistered 8.50% Senior Notes due 2020 (the “2018 Notes”) that were issued as additional notes under a supplemental indenture, dated as of April 9, 2018, to the indenture, dated as of April 25, 2012, among the Company, each of the other companies listed on Schedule A hereto (collectively, the “Guarantors”) and Delaware Trust Company (as successor to U.S. Bank National Association), as trustee (“Trustee”). We refer to the indenture, as amended or supplemented to the date hereof, and the supplemental indenture as the “Indenture.” This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In connection herewith, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the 2018 Notes, (iv) the Registration Rights Agreement, dated April 9, 2018, among the Company, the Guarantors and the several Initial Purchasers named therein, (v) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (the “TIA”), filed as an exhibit to the Registration Statement, (vi) the form of the New Notes, (vii) the form of the related guarantees of the Guarantors (the “Guarantees”) of the New Notes and (viii) such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the New Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the New Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

On the basis of the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that when (A) the Registration Statement has been declared effective under the Securities Act, (B) the Indenture has been duly qualified under the TIA, (C) the New Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered against exchange of the 2018 Notes as described in the Registration Statement and (D) the Guarantees have been duly executed and delivered by the Guarantors: (i) the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee of the New Notes by a Guarantor will constitute a valid and

Arnold & Porter Kaye Scholer LLP

370 17th Street, Suite 4400 | Denver, CO 80202-1370 | www.apks.com

binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended, (ii) the Delaware Limited Liability Company Act, as amended, and (iii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “General Corporation Law of the State of Delaware, as amended” and “Delaware Limited Liability Company Act, as amended” include the statutory provisions contained therein, all applicable provisions of the rules and regulations underlying these provisions and reported judicial decisions interpreting these laws.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ ARNOLD & PORTER KAYE SCHOLER LLP

ARNOLD & PORTER KAYE SCHOLER LLP

Schedule A

Guarantors

Hicks Acquisition Company I, Inc.

Resolute Natural Resources Company, LLC

Resolute Wyoming, Inc.

BWNR, LLC

WYNR, LLC

Resolute Northern Rockies, LLC

Resolute Natural Resources Southwest, LLC